EXHIBIT 99

Victor M. Perez Tom Green (713) 780-9926 ir@tricomarine.com

TRICO MARINE REPORTS FULL YEAR 2000 AND FOURTH QUARTER EARNINGS

        Houston, Texas, (February 9, 2001) -- Trico Marine Services, Inc. (NASDAQ: TMAR) today announced net income for the fourth quarter ended December 31, 2000 of $1.4 million, or $0.4 per share (diluted), on revenues of $41.7 million. This compares to a net loss of $7.4 million, or $0.26 per share (diluted), on revenues of $28.2 million, for the fourth quarter last year.

        For the fiscal year ended December 31, 2000, the Company reported a net loss of $12.7 million, or $0.39 per share (diluted), on revenues of $132.9 million, compared to a net loss of approximately $33.4 million, or $1.33 per share (diluted), on revenues of $110.8 million for 1999. The net loss for 2000 includes an extraordinary one-time gain of $715,000, net of taxes, resulting from the early extinguishment of debt. In addition, 2000 results also include a gain of $3.9 million, pre-tax, from the previously announced sale of the Company's liftboats. The net loss for 1999 includes an extraordinary one-time charge of $1.8 million, net of taxes, related to the write-off of unamortized debt issuance costs resulting from the prepayment of bank debt.

        The increase in revenues for the 2000 fourth quarter was due to increased day rates for the Company's vessel fleet compared to the year-ago period. Day rates for Gulf supply boats averaged $6,027 in the fourth quarter 2000, compared to $3,250 in the fourth quarter last year. North Sea day rates averaged $10,367, compared to $8,761 for the 1999 fourth quarter.

        Utilization for the Company's Gulf supply boat fleet was 73% for the 2000 fourth quarter, compared to 67% for the fourth quarter of 1999. Vessel utilization for the Company's North Sea fleet for the fourth quarter of 2000 was 85%, compared to 74% for the year-ago period. During the 2000 fourth quarter, the Company dry-docked two of its North Sea anchor handling/towing supply vessels and the Stillwater River SWATH crew vessel in Brazil.

        Direct vessel operating expenses increased in the fourth quarter 2000 to $17.8 million, compared to $16.7 million for the fourth quarter 1999, due to the reactivation of two vessels in the North Sea which had been idle, and increases in labor, supplies and maintenance expenses. The Company's interest expense decreased for the fourth quarter 2000 to $6.4 million, compared to $7.9 million for the fourth quarter 1999 due to the reduction of the Company's debt.

        "Despite a slow start in 2000, we are pleased with the increased demand we've seen throughout the past several months, both in the Gulf and internationally. We're encouraged by the strength in oil and gas prices which historically has led to increased capital spending by our customers and strong demand for marine services," said Thomas E. Fairley, President and Chief Executive Officer.

        The Company's Fourth Quarter Earnings Conference Call will be on February 9, at 11:00 ET. To listen to the call please dial 973-633-1010, 5 to 10 minutes before start time. A replay of the call is available through Tuesday, February 13 by dialing 402-220-5900 and entering pin number 2355.

        Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea and Latin America. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for the construction, installation, and maintenance and removal of offshore facilities.

        Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.

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